EXHIBIT 10.1

Exclusive Distribution Agreement

THIS AGREEMENT, effective September 15, 2014 ("Effective Date"), is entered into between Montagne Jeunesse International Limited ("Supplier") and the distributor whose details are set out below ("Distributor") and consists of the particulars set out below and the attached Terms and Conditions.

Distributor	Neoteric Cosmetics, Inc.
Products	Branded Products: Montagne Jeunesse; EarthKiss; Renew You; Face Food
Territory	United States of America
Supplier's notice address and contact details	The Green Barn, Astral Court, Central Ave, Baglan Energy Park, Port Talbot, Wales. SA12 7AX Contact: Keith Rockhill Email:keith.rockhill@montagnejeunesse.com Tel: + 44 1639 861561
Distributor's notice address and contact details	4880 Havana Street, Suite 400 P.O. Box 39-S Denver, Colorado 80239 Contact: Mark Goldstein Email: MGoldstein@slginc.com Tel: 303-373-4860

This Agreement has been entered into effective as of the Effective Date.

Signed for and on behalf of THE SUPPLIER by: /s/ Keith Rockhill (signature) Keith Rockhill (print name) Sales Director (position)	) ) )	Signed for and on behalf of THE DISTRIBUTOR by: /s/ Mark Goldstein (signature) Mark Goldstein (print name) President/CEO (position)

Terms and Conditions

1.Scope of appointment

1.1The Supplier appoints the Distributor to be its exclusive distributor for the sale of the Products in the Territory during the Term (as defined in Section 2 below) of this Agreement.

1.2The Distributor shall obtain the Products for re-sale only from the Supplier or a designated supplier of the Supplier, the details of which have been notified in writing to the Distributor by the Supplier.

1.3The Distributor shall not act as the agent of the Supplier. The Distributor shall not describe itself or hold itself out as being a subsidiary or agent of the Supplier or otherwise associated with the Supplier except as a holder of this exclusive distributorship. The Distributor shall not make any warranty or representation or do any other acts in the name of or on behalf of the Supplier and shall not in any way pledge the credit of the Supplier.

1.4The Distributor shall not make, seek to be made or procure to be made any Active Sales of the Products outside of the Territory.

(a)"Active Sales" means: (i) actively approaching or engaging with specific actual or potential customers in that territory by, for instance, email, direct mail, telephone conversations or visits; (ii) actively approaching or engaging with actual or potential customers in that territory through advertisement in media or other promotions specifically targeted at any customers in that territory, including, without limitation, through social media or website activities; or (iii) establishing a warehouse or distribution outlet in that territory.

1.5The Supplier shall not make, seek to be made or procure to be made any Active Sales of the Products, or of any Competing Goods (as defined below) within the Territory.  For purposes of this Section 1.5 only, Competing Goods shall not include the Supplier’s 7th Heaven products sold solely in the natural products market in the Territory.  Notwithstanding the foregoing, the Supplier: (i) may with the prior written approval of the Distributor actively approach or engage with specific actual or potential customers in the Territory by, for instance, email, direct mail, telephone conversations or visits, which approval by Distributor will not be unreasonably withheld or delayed; (ii) may with the prior written approval of the Distributor actively approach or engage with actual or potential customers in the Territory through advertisement in media or other promotions specifically targeted at any customers in that territory, including, without limitation, through social media or website activities, which approval by Distributor will not be unreasonably withheld or delayed; (iii) may establish a warehouse or distribution outlet in the Territory; and (iv) shall use its commercially reasonable efforts (including, without limitation, use of contractual restrictions to the extent permitted by law) to prohibit any third party from purchasing Products outside the Territory for shipment into the Territory; provided, however, if such sales do occur, Supplier shall use its commercially reasonable efforts to determine the Products shipped into the Territory and the Supplier and Distributor shall mutually agree on a commission payable promptly by Supplier to Distributor based on the sales price received by Supplier for such sales.  “Competing Goods” means products in the single use face masque sachet category.

1.6The Supplier may at any time, upon giving to the Distributor no less than six months’ prior written notice, cease manufacture of any of the Products. Except as set forth in this Section 1.6, the Supplier may not, unless required by applicable law or regulation, remove any of the Products from its range of Products for sale in the Territory during the Term without the prior written agreement of the Distributor.

2.Term

2.1This Agreement shall be for an initial period of three years, commencing on the Effective Date ("Initial Period"), unless sooner terminated in accordance with its terms.  It may be terminated at the end of the Initial Period by either party giving to the other not less than six months' written notice of termination prior to expiration of the Initial Period.

2.2In the event of such notice not being given, this Agreement shall automatically renew and continue for further successive periods of two years (each a “Renewal Period”) unless and until (a) either party gives to the other not less than six months' written notice of termination, prior to the end of the then current Renewal Period or (b) this Agreement is sooner terminated in accordance with its terms.  The Initial Period and any Renewal Period(s) are hereafter referred to as the “Term”. If the Term of this Agreement is not renewed pursuant to Section 2.1 or this Section 2.1, then during the six month period prior to termination of this Agreement, Supplier may ship Products into the Territory to establish, directly or indirectly with a third party, a warehouse or distribution outlet in the Territory, but Supplier, directly or indirectly with a third party, shall not make, seek to be made or procure to be made any Active Sales of the Products in the Territory during this six month period.

3.Competition

3.1The Distributor shall not, during the Term, directly or indirectly, whether as distributor or otherwise, manufacture or distribute in the Territory any Competing Goods, unless prior approval is granted in writing by the Supplier.

4.	Confidentiality

Each party shall maintain and preserve all confidential and commercially sensitive information concerning the other, its business and the Products (including the contents of this Agreement) (collectively, “Confidential Information”), howsoever disclosed to or obtained by the receiving party (and whether before or after the Effective Date), whether orally or in writing and whether or not expressly stated to be confidential or marked as such, and shall not use any such Confidential Information other than for the proper performance of its obligations under this Agreement.  Other than to the extent required by applicable law or regulation, neither party may disclose the Confidential Information of the other to any third party, without the prior written agreement of the other.  Notwithstanding any provision herein to the contrary each party may disclose Confidential Information (including the contents of this Agreement) to its directors, employees, attorneys, accountants, advisors, financing sources and lending institutions, so long as such disclosure is subject to confidentiality obligations which are no less restrictive than those set forth herein. The term “Confidential Information” does not include information that: (a) is or becomes generally available to the public other than as a result of disclosure by the receiving party in breach of this Section 4; (b) was rightfully in the receiving party’s possession on a non‑confidential basis prior to its disclosure to the receiving party by the disclosing party; or (c) is independently developed by the receiving party.

5.Duties of the Distributor; Marketing Materials

During the term of this Agreement the Distributor shall use its commercially reasonable endeavours to promote the sales of the Products throughout the Territory taking into account the unique facts, circumstances and opportunities of each of the Products and will at all times exhibit positive conduct in all aspects of the marketing of the Products throughout the Territory.  Without limiting the generality of the foregoing the Distributor shall at its own expense and at all times:

(a)employ a sufficient number of suitably qualified personnel to ensure the proper fulfilment of the Distributor’s obligations under this Agreement;

(b)subject to Supplier’s timely fulfilment of orders for Products placed by Distributor, maintain an adequate stock of the full range of items comprised in the Products, so that customers may inspect and order from the full range and orders are fulfilled promptly;

(c)devise and maintain an adequate system of stock control and stock rotation;

(d)subject to Supplier’s timely fulfilment of its obligations associated therewith, maintain a satisfactory level of advertising, marketing and promotion of the Products in the Territory, and spend for each calendar year during the Term not less than 10% (pro-rated in the case of any part calendar year during the Term) of the actual price paid by Distributor for Products ordered and sold by the Distributor from the Supplier during such calendar year (or part thereof).

(e)subject to Supplier’s timely fulfilment of orders for Products placed by Distributor, promptly fulfil all orders for the Products placed by customers;

(f)sell the Products in the same good condition as they are received by the Distributor and not tamper with or alter such Products (including removing, altering or obscuring any of the labels, instructions, warnings or markings on the Products or their packaging) and only use such advertising and promotional literature, product information, technical data, point of sale and other material as are supplied or approved in writing by the Supplier, which approval shall not be unreasonably withheld or delayed;

(g)not sell expired stock and destroy and dispose of it at its own cost;

(h)promptly submit to the Supplier full written details of any significant complaints relating to the Products which are received by Distributor, together with all relevant information;

(i)comply with all applicable legal and regulatory requirements in the Territory; and

(j)inform the Supplier promptly of any Material Change in Control of the Distributor (as defined in Section 12.1(c) below) and of any material change in its organisation or material method of doing business that may affect the performance of the Distributor’s duties in this Agreement.

Shelf talkers, stand header cards, showcards and shelf display racks when supplied by the Supplier shall be invoiced at cost to the Distributor.  Any extra promotional material produced from time to time by the Distributor, solely for the Distributor’s use, including leaflets on the Products in the language of the Territory, shall be solely for the Distributor’s account.  It is acknowledged by the Distributor that the use of such material must be approved beforehand by the Supplier, which approval shall not be unreasonably withheld or delayed.

6.Reports and meetings

6.1The Distributor shall:

(a)keep the Supplier regularly and fully informed of the progress and development of the market for the Products in the Territory;

(b)provide the Supplier, within 28 days of the end of each calendar quarter, with a report specifying in relation to such calendar quarter the total number of customers of the Distributor who have purchased the Products and the quantity of the Products purchased by each such customer; and

(c)if deemed necessary, permit an independent auditor nominated by the Supplier to examine, at all reasonable times, and at the Supplier's cost, the accounts and records of the Distributor so far as may be necessary to ascertain or confirm the accuracy of any reports, which examination shall take place on a reasonable (but no less than 5 business days’) written notice during regular business hours and no more than once per calendar year.

6.2The parties will meet regularly at the office of the Distributor or as otherwise mutually agreed, to share information gained by each of them in relation to sales, trading conditions, competitive products and any other information relevant to the performance of the parties' respective obligations under this Agreement including complaints, new Products, changes and improvements to existing Products, as well as to discuss the performance of their respective obligations under this Agreement, and any potential joint efforts to increase demand for the Products.

6.3The Distributor may from time to time invite the Supplier to attend meetings which the Distributor arranges with significant wholesale and retail customers (whether current or prospective).  The Supplier may attend such meetings, in its discretion, for purposes of offering ad hoc advice and support.

7.Order projection and supply of Products

7.1The Distributor shall provide the Supplier with a quarterly projection of orders for each Product required for delivery during each month of that period, such projection to be updated on a monthly basis.  Unless otherwise agreed in respect of urgent or special orders the Distributor will,

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each month, submit orders to the Supplier for delivery.

7.2The price payable by the Distributor for the Products (the “Price”) shall be no more than the price paid by Distributor for such Products in the 12 month period immediately preceding the Effective Date. Any change to the Price shall be effective only if mutually agreed between the parties, each acting in good faith, no less than 6 months in advance. Unless otherwise expressly agreed between the parties in writing as set forth in Section 7.4 below, Supplier may invoice Distributor for Products ordered upon collection of such Products by Distributor or its authorized agent from Supplier’s collection point in Edinburgh, Texas, and Distributor shall pay Supplier’s undisputed invoices within 60 days of the date of invoice.  Notwithstanding any provision herein to the contrary, all prices and payments for the Products shall be in US dollars.

7.3Orders for Products placed by Distributor shall be deemed accepted by Supplier if Supplier does not provide written notice of rejection within 7 days of receipt of such order.  Unless otherwise expressly agreed between the parties in writing as set forth in Section 7.4 below, orders for Products accepted by Supplier shall be available for collection by Distributor or its authorized agent at Supplier’s collection point in Edinburgh, Texas to enable Distributor to receive the Products by the due date set forth in the applicable purchase order.    For the avoidance of doubt, unless otherwise expressly agreed between the parties in writing as set forth in Section 7.4 below, Supplier shall be responsible for all shipping costs for Products ordered hereunder from point of origin  to the point of collection at Edinburgh, Texas, and all customs duties, insurance and other costs associated therewith.

7.4Notwithstanding the provisions set forth in Section 7.3 above, the parties may from time to time agree in writing that Products ordered by Distributor shall be shipped directly to Distributor’s address (as specified by Distributor to Supplier), and in such case the Price may be exclusive of, and Distributor may be responsible for, all costs of shipping from Supplier’s premises in the United Kingdom to Distributor’s specified address and all customs duties, insurance and other costs associated therewith.  Orders for Products placed by Distributor pursuant to this Section 7.4 shall be delivered to the carrier at the port of export to enable Distributor to receive the Products by the due date set forth in the applicable purchase order. Supplier may invoice Distributor for Products ordered pursuant to this Section 7.4 upon delivery of the Products to the carrier at the port of export, and Distributor shall pay Supplier’s undisputed invoices within 90 days of the date of invoice.

7.5Supplier shall use its commercially reasonable efforts to ensure that Products, and any associated packaging and/or display materials are delivered to Distributor intact and in a merchantable condition.  In the event that any Products or associated packaging or display materials are not delivered to Distributor in a merchantable condition (“Damaged Products or Packaging”), Distributor shall promptly notify Supplier of the same, and Supplier shall, as directed by Distributor, in its sole discretion, promptly replace such Damaged Products or Packaging at Supplier’s sole cost and expense, grant appropriate credit for such Damaged Products or Packaging or reimburse Distributor for all costs incurred to repair and/or reclaim the Damaged Products or Packaging.

8.	Title; Supplier’s Obligations

8.1Title, together with risk of damage to or loss, to the Products will pass to the Distributor on delivery to, or collection by, the Distributor or its agent; provided however that if Products are shipped directly to Distributor and the Distributor pays the costs of shipping as set forth in Section 7.4 above, title, together with risk of damage to or loss, to the Products will pass to the Distributor at the point at which the Products are loaded onto the carrier at the port of export. Pursuant to English law, Supplier will automatically have a lien over the Products until they are paid for by Distributor.

8.2In addition to its other obligations hereunder, Supplier shall:

(a)	use its commercially reasonable efforts to produce and maintain a sufficient inventory of the Products in order to fulfil its commitments to Distributor under this Agreement;
(b)	provide such information and support as Distributor may reasonably request in order to enable Distributor to discharge its duties hereunder and maximise sales of the Products in the Territory;
(c)	provide Distributor with such information regarding Supplier’s own advertising and promotion of the Products outside of the Territory as the Distributor may reasonably require; and
(d)

subject to, and without  limiting, its other obligations as set forth in this Agreement (including, without limitation, Section 1.5 above), coordinate and provide Distributor with prior notice of any marketing and/or promotional activities for the Products in the Territory, including, without limitation, through social media and website activities, such notice to be provided in writing and prior to Supplier entering into any binding agreement to run such marketing or promotional activities.

9.Intellectual property

9.1The Supplier hereby authorises the Distributor, during the term of this Agreement, to use the trade names, trade marks and logos used on and/or in connection with any of the Products (collectively "Brands") subject to the terms and conditions set out in this Agreement.

9.2The Distributor agrees only to use the Brands in an unaltered form, and solely for the purposes of identifying the Supplier as the source of the Products and/or promoting the Products, and not for any other use. The Distributor shall not, and shall not permit any third party to:

(a)use or seek to register as a trade mark or as a corporate or business name or a domain name, any name or mark which is the same as or which may is confusingly similar to any Brand or any other name or mark owned or used by the Supplier in connection with the Products;

(b)seek to register itself as a licensee of any trade mark owned or used by the Supplier in connection with the Products;

(c)distribute or publish any advertising, marketing or promotional material containing any Brand or relating to the Products without the Supplier's prior written consent, which consent shall not be unreasonably withheld or delayed;

(d)use any Brand in any way which might prejudice its distinctiveness or validity or the goodwill of the Supplier therein; or

(e)other than expressly set forth herein, remove, deface or alter the Brands affixed to any of the Products or affix any other name or mark to any of the Products.

9.3As between the parties, all intellectual property rights owned by the Supplier are and shall remain the sole and exclusive property of the Supplier.  This Agreement does not constitute any assignment of those rights. If requested by the Supplier, the Distributor will assign to the Supplier all goodwill accruing to the Distributor through its use of any of the Brands.

10.Warranties, Indemnification and Insurance.

10.1

The Supplier warrants and represents that the Products will comply with their specifications and shall be free from defect and reasonably fit for the purpose for which they are intended.  The Supplier further warrants and represents that the Products shall be covered by any warranty provided by the Supplier to customers generally from time to time.  The foregoing warranties and representations may be passed through to Distributor’s customers and end users of the Products, and Supplier shall honour such warranties and representations to such customers and end users. Furthermore, the Supplier warrants and represents that (i) the Products comply with applicable labeling, branding, packaging, or weights and measures laws and regulations in the Territory in effect as of the date of manufacture; (ii) the Products  comply with applicable health, safety, environmental, consumer protections laws and regulations in the Territory either in effect as of the date of manufacture or thereafter enacted, and legally applicable to the Products; (iii) the Supplier complies with applicable laws and regulations in the Territory regarding slavery and human trafficking in any country or countries where Supplier manufactures, distributes, sells or purchases its products (e.g., The California Transparency in Supply Chains Act of 2010); and (iv) that the Products do not infringe the patent, trademark, copyright, trade secret or other intellectual property or proprietary right of any third party.

10.2

The Supplier shall defend, indemnify and hold the Distributor harmless from and against, and pay for any costs, damages or losses incurred by the Distributor (including without limitation reasonable attorney’s fees) resulting from (i) any third party claims or allegations that the

Products and/or Brand, as used, sold or distributed hereunder, infringe the patent, trademark, copyright, trade secret or other intellectual property or proprietary right of any third party, (ii) any breach by Supplier of its warranty obligations as set forth in Section 10.1 above, (iii) any recall of the Products made by the Supplier or any applicable regulator or government agency, (iv) any third party claims or allegations relating to any alleged fault or defect in the Products, or (v) any act or omission of any Supplier employees, agents or representatives which results in any bodily injury, death, injury or destruction to property or violation of any applicable law or regulation.

10.3

If Distributor becomes aware of any matter which may give rise to a claim under Section 10.2 above (an “Indemnity Claim”), Distributor shall promptly give written notice to Supplier of the matter giving rise to such Indemnity Claim (stating in reasonable detail the nature of the matter and, so far as practicable, the amount claimed) and shall consult with Supplier with respect to such matter.  If the matter has become the subject of any legal proceedings the Distributor shall deliver the notice within sufficient time to enable the Supplier to contest the proceedings before any final judgement.  The Distributor shall provide to the Supplier, at the Supplier’s cost, reasonable assistance in connection with Supplier’s investigation of such matter and/ or defence of any such Indemnity Claim.  Supplier may not settle any claim or action on a basis that would impose an unindemnified monetary obligation on Distributor, or require an admission of fault, wrongdoing, or liability by Distributor, without Distributor’s express prior written consent.

10.4

Each of the parties shall procure and maintain, during the Term, insurance underwritten by a reputable insurer with a security rating from A.M Best of not less than A-VII and on terms and conditions consistent with prudent risk management practice, but in no event less than those specified below:

TYPE OF INSURANCE	COVERAGE
Comprehensive General Liability or Public Liability	Distributor - limits of liability of no less than USD1,000,000 for each claim and in the aggregate. Supplier – limits of liability of no less than GBP10,000,000 for each claim and in the aggregate.

11.Online Orders; Supplier Personnel.

11.1

To the extent any customer places an order for Products, through Supplier’s online site currently located at www.montagnejeunesseus.com (the “Site”), to be delivered in the Territory (an “Online Order”) Supplier shall promptly notify Distributor and Distributor shall be responsible for fulfilment of any such Online Order that is accepted by the Site.  Supplier shall ensure that payment information, and payment, for any such Online Order is directed to Distributor’s nominated payment processor using the simple integrated method.

11.2

Supplier acknowledges and agrees that Supplier is responsible for ensuring that any taxes and shipping costs charged to customers for Online Orders, and all prices for Online Orders, are accurate, up-to-date and calculated correctly, based on the information provided by the Distributor, and Supplier shall indemnify Distributor for any liabilities, costs or losses incurred by Distributor to the extent arising out of Supplier’s failure to comply with its obligations as set forth in this Section 11.2.

11.3

Supplier acknowledges and agrees that, to the extent any Supplier personnel are based at, or work from, Distributor’s premises, such personnel are not employees, agents or representatives of Distributor; such employees, agents or representatives shall be solely the employees or agents of Supplier and shall be under the sole and exclusive direction and control of Supplier.  As between the parties, Supplier has and retains full control over the employment, supervision, compensation, hiring, training and discharge of all such personnel.  Supplier further acknowledges and agrees that Supplier’s personnel are not eligible for any compensation or other employee benefits from Distributor.  Supplier is solely responsible for all matters relating to payment of its employees and shall indemnify and hold harmless Distributor for any failure to make said payments.

12.Termination

12.1Either party may, on written notice to the other party, terminate this Agreement if the other party:

(a)materially breaches any term of this Agreement and fails to remedy such breach (if capable of remedy) within 30 days of receipt of written notice specifying the breach; or

(b)becomes insolvent, makes composition with its creditors or an order is made or an effective resolution is passed for its, administration, receivership, liquidation, winding-up or other similar process, or has any distress, execution or other process levied or enforced against the whole or a major part of its assets (which is not discharged, paid out, withdrawn or removed within 28 days), or is subject to any proceedings which are equivalent or substantially similar to any of the foregoing under any applicable jurisdiction, or ceases to trade or threatens to do so (each, an “Insolvency Event”); or

(c)there is a Material Change of Control of the Distributor.  For purposes of this Agreement, “Material Change of Control” means the sale of more than 50% of Distributor’s equity or shares, calculated as of the Effective Date.

12.2The Supplier may, on 90 days prior written notice to Distributor, terminate this Agreement if Distributor shall sell to its customers during any calendar year (pro-rated in the case of any part calendar year during the Term) less than 4.5 million US dollars of Products.

12.3The expiration or termination of this Agreement for any reason will not affect any accrued rights or liabilities or entitlement to remedies of either party as at the date of expiration or termination and will not affect the coming into force or the continuation in force of any of its provisions that expressly are intended to come into force or continue in force on or after the expiration or termination. Without prejudice to the generality of the foregoing, the following clauses shall survive expiration or termination of this Agreement for any reason: clauses:  4, 9.3, 10.1 – 10.3, 12.2 – 12.4 and 14.

12.4Upon expiration or termination of this Agreement for any reason:

(a)the Distributor shall, subject to its rights as set forth in Section 12.4(b) below, immediately discontinue all use of the Brands and of any samples, advertising and promotional literature, product information, technical data, point of sale and other material supplied or approved by the Supplier and of all other confidential and commercially sensitive information obtained by it under or as a result of this Agreement and shall promptly, at the Supplier's direction, destroy or return the same to the Supplier;

(b)the Distributor may dispose of any Products in the ordinary course of business in the three month period following termination of this Agreement (the “Transition Period”). Upon expiration of this Agreement or at the end of the Transition Period, as applicable, the Supplier shall re-purchase from the Distributor, at the price  paid by the Distributor for such Products, all Products supplied to the Distributor under this Agreement which are not subject to orders from customers and are in good and saleable condition; and

(c)unless this Agreement is terminated by the Distributor pursuant to Section 12.1(a), the Distributor shall have no claim against the Supplier, by reason of the expiration or termination of this Agreement, for compensation including, without limitation, for loss of distribution rights, loss of goodwill or any similar loss.

13.Force majeure

Neither party shall be liable for any failure to perform any of its obligations under this Agreement if the performance of such obligations has been materially interfered with, hindered, delayed or prevented by any circumstances which are not reasonably within the control of that party, provided, upon discovery, the affected party promptly notifies the other party of such circumstances and uses commercially reasonable efforts to address and mitigate the cause and effect of such event.

14.General

14.1The Distributor may not sub-license or assign, sub-contract or delegate any or all of its rights or obligations under this Agreement without the prior written consent of the Supplier, which consent shall not be unreasonably withheld or delayed.

14.2Any notice required by this Agreement to be given by one party to the other shall be in writing and shall be served by sending the same by certified mail to the other party at the address of such party set out at the beginning of this Agreement or such other address as has been notified in writing from time to time by such party, with a copy of the same to be sent, by email, to the applicable contact set forth below.  Any such notice or communication shall be deemed to have been duly received when sent by pre-paid certified mail at 9:00 a.m. on the fifth business day after posting.  Email notices sent to (i) the Distributor shall be sent to MGoldstein@slginc.com and BLevine@slginc.com, and (ii) the Supplier shall be sent to keith.rockhill@montagnejeunesse.com, mark.pearson@montagnejeunesse.com and neal.gossage@montagnejeunesse.com.

14.3No omission, forbearance or delay on the part of either of the parties to enforce fully any provision of this Agreement or any other right, power, privilege or remedy otherwise available to it shall be construed as a waiver of such provision, right, power, privilege or remedy or of a right thereafter to enforce the same or any other provision, right, power, privilege or remedy.

14.4If at any time any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction then such provision shall be treated in such jurisdiction as severed from the remaining provisions and neither the validity, legality or enforceability of the remaining provisions nor the validity legality or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired.

14.5No variation to this Agreement shall be effective unless it is in writing and signed by an authorized officer of each of the parties.

14.6No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

14.7This Agreement contains the entire agreement and understanding of the parties with respect to its subject matter and supersedes all prior agreements written or oral and each of the parties acknowledges that it has not been induced to enter into this Agreement by reason of any representation made by or on behalf of the other party. Nothing in this clause 14.7 will operate to limit or exclude any liability for fraud or fraudulent misrepresentation.

14.8Provided always that nothing in this Agreement shall prevent either party, in cases in which interim, injunctive or declaratory relief is required, from commencing proceedings and pursuing claims before a court of competent jurisdiction, any dispute or difference between the parties arising out of or in connection with this Agreement or its subject matter shall be referred to and finally resolved by arbitration under the rules of the

London Court of International Arbitration ("LCIA"), which rules are deemed to be incorporated by reference into this Agreement. The number of arbitrators shall be one, unless the LCIA determines that, in view of all the circumstances of the case, a three-member tribunal is appropriate. The place and seat of arbitration shall be London, England. The language to be used in the arbitration proceedings shall be English. The decision of the arbitrator shall be final and binding upon the parties. Any reference under this clause 14.8 shall be deemed to be a reference to arbitration within the meaning of the Arbitration Act 1996.

14.9This Agreement is governed by English law. Subject to clause 14.8, both parties submit to the exclusive jurisdiction of the English courts in relation to any dispute arising out of or in connection with this Agreement or its subject matter, but the Supplier is also entitled to apply to any court worldwide for injunctive or other remedies in order to protect or enforce its intellectual property rights and/or confidential information and the Distributor is also entitled to apply to any court worldwide for injunctive or other remedies in order to protect or enforce its confidential information.

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